EXHIBIT 5


             [Letterhead of Goldfarb, Levy, Eran & Co., Law Offices]

                                            January 25, 2005

Attunity Ltd.
Einstein Building, Tirat Carmel
Haifa 39101
Israel                                                            File: 3605/008

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of Attunity Ltd (the "Company"), relating to 4,038,396 of the Company's Ordinary Shares, NIS
0.10 nominal value per share (the "Shares"), issuable upon the exercise of options granted or to be granted under the Attunity Ltd Year 2001 Stock Option Plan and the Attunity Ltd - The 2003 Israeli Share Option Plan (collectively, the "Plans").


     We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares, when paid for and issued in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.


                                            Very truly yours,

                                            /s/ Goldfarb, Levy, Eran & Co.
                                            Goldfarb, Levy, Eran & Co.